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                                                                   EXHIBIT 8.1


                           FACSIMILE  (513) 579-6457


                             _______________, 1996

                     [Draft of Keating, Muething & Klekamp
                   Tax Opinion to be delivered to ICO, Inc.]



Direct Dial:  (513) 579-6400




The Board of Directors
ICO, Inc.
100 Glenborough Drive
Suite 250
Houston, Texas  77067

         RE: Tax Opinion Regarding Merger of Wedco Technology, Inc. with and into W Acquisition Corp., a subsidiary of ICO, Inc.
                 _________________________________________________________

To the Board of Directors:

         You have requested our opinion as to certain federal income tax consequences resulting from the merger of Wedco Technology, Inc., a New Jersey corporation ("Wedco"), and W Acquisition Corp. ("Acquisition"), a wholly owned subsidiary of ICO, Inc., a Texas corporation ("ICO"), pursuant to the Merger Agreement dated as of December 8, 1995, as amended as of March 13, 1996 between Wedco, Acquisition and ICO. Under the terms of the Merger Agreement, Wedco will merge with and into Acquisition (the "Merger"), with Acquisition surviving the Merger as a wholly-owned subsidiary of ICO. Capitalized terms not defined in this opinion letter have the meanings given them in the Merger Agreement.

         In rendering this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following:

                 (i)       an executed copy of the Merger Agreement;

                 (ii)      the Proxy Statement/Prospectus dated March __, 1996;
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ICO, Inc.
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_______________, 1996


                 (iii) the representations made in a letter to this firm by Wedco dated March __, 1996 (the "Wedco Representation Letter");


                 (iv) the representations made in a letter to this firm by ICO dated March __, 1996 (the "ICO
                          Representation Letter"); and

                 (v) such other documents, certificates and records as we deemed necessary to render the opinions provided herein.

In our review of the foregoing documents, we have assumed the accuracy of all information set forth in such documents, the genuineness of all signatures on the documents which we have reviewed and the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies.

         Pursuant to the Merger Agreement, Wedco will merge with and into Acquisition. In the Merger, each issued and outstanding share of Wedco Common Stock will be converted, at the option of the holder, into either (1) the Cash/Stock Consideration, consisting of (i) 2.20 shares of ICO Common Stock and
(ii) $3.50 in cash, or (2) the Stock Consideration, consisting of 2.84 shares of ICO Common Stock. A Wedco shareholder who would otherwise receive a fractional share will instead receive cash in lieu of the fractional share as set forth in the Merger Agreement. Also, Wedco shareholders who exercise dissenters' rights will receive cash instead of ICO Common Stock as provided for by the New Jersey Business Corporation Act.

         We have made the following assumptions in rendering the opinions set forth below:

                 (i) the Merger will be consummated in the manner described in the Merger Agreement; and

                 (ii) the representations made in the ICO and Wedco Representation Letters are true and complete as of the date thereof and as of the Effective Time of the Merger.

         Based upon and subject to the foregoing, we provide the following opinions:
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ICO, Inc.
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_______________, 1996


         1. For federal income tax purposes, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Wedco, Acquisition and ICO will each be a "party to a reorganization" within the meaning of Code
Section 368(b).

         2. No gain or loss for federal income tax purposes will be recognized by ICO or by Acquisition by reason of the Merger.

         We do not render any opinion as to any matter except as specifically set forth herein, which opinion is limited to the foregoing federal income tax consequences of the Merger. It does not address any state, local or foreign tax issues. Further, our opinion is based on the Code, Treasury Regulations, case law, and Internal Revenue Service announcements and rulings as of the date of this opinion. All such authorities are subject to change, which change may be retroactive and may affect the conclusion rendered in this opinion. We do not undertake to update or to revise this opinion in the event of any change of law, whether by legislative action, judicial decision or otherwise, or in any factual circumstance. This opinion is being delivered solely to you and may not be delivered to, or relied upon by, any other party without our prior written consent.

         We hereby consent to the filing by ICO of an undated form of this opinion as an exhibit to the Registration Statement and to the reference made to this law firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                        Very truly yours,

                                        KEATING, MUETHING & KLEKAMP



                                        BY:________________________
                                               Joseph P. Mellen